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                                                                     EXHIBIT 5.1



                    [Letterhead of Schulte Roth & Zabel LLP]




                                                 April 5, 2002


American Achievement Corporation
7211 Circle S Road
Postal Box 149107
Austin, TX  78745-6603

Ladies and Gentlemen:

      We have acted as special counsel for each of (1) American Achievement Corporation, a Delaware corporation (the "Company"), and (2) Commemorative Brands, Inc., a Delaware corporation, CBI North America, Inc., a Delaware corporation, Taylor Senior Holding Corp., a Delaware corporation, TP Holding Corp., a Delaware corporation, Taylor Publishing Company, a Delaware corporation, Taylor Production Services Company, L.P., a Delaware limited partnership, and Educational Communications, Inc., an Illinois corporation (the "Illinois Guarantor") (collectively, the "Subsidiary Guarantors"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement"), relating to the 11 5/8% Senior Notes due 2007, Series B, of the Company in the aggregate principal amount of $177,000,000 (the "New Notes") and the guarantees of the New Notes (the "New Guarantees") by the Subsidiary Guarantors. The New Notes and the New Guarantees are to be offered by the Company and the Subsidiary Guarantors, respectively, in exchange for $177,000,000 in aggregate principal amount of the Company's outstanding 11 5/8% Senior Notes due 2007, Series A and the guarantees of such Notes by the Subsidiary Guarantors.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with this opinion, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of the Registration Statement, the indenture pertaining thereto (the "Indenture"), and the constituent documents and by-laws, as applicable, and resolutions of the Company and the Subsidiary Guarantors. We have also examined originals, telecopies or copies certified or otherwise identified for our satisfaction of such records of the Company and the Subsidiary Guarantors and all agreements, certificates of public officials, certificates of officers or representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.


      In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and/or the


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American Achievement Corporation
April 5, 2002
Page 2


Subsidiary Guarantors. We have also assumed that the New Guarantee of the Illinois Guarantor has been duly authorized and will be validly executed and delivered.

      Members of this firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any other jurisdiction. Our opinions expressed below are subject to the limitations and assumptions set forth in the opinion referred to in the foregoing sentence.

      Based on the foregoing, and having such regard for such legal considerations as we deem relevant, we are of the opinion that:

      (i) upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture pertaining thereto (the "Indenture"), the New Notes will be binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law); and

      (ii) upon the issuance of the New Guarantees in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, each of the New Guarantees will be a binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (ii) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                  Very truly yours,


                                  /s/ Schulte Roth & Zabel LLP